Exhibit 99.1

      MEDIMMUNE INCORPORATES REACQUISITION OF FLUMIST™ FRANCHISE FROM WYETH INTO FINANCIAL GUIDANCE

GAITHERSBURG, MD, April 27, 2004 – MedImmune, Inc. (Nasdaq: MEDI) today announced that it is incorporating the reacquisition of the FluMist (Influenza Virus Vaccine Live, Intranasal) franchise from Wyeth into its financial guidance. In a press release issued yesterday, MedImmune and Wyeth announced the dissolution of their collaboration for FluMist and all related technologies, including the next generation of the vaccine, CAIV-T.

“We are very pleased to have completed our discussions with Wyeth on these matters,” stated David M. Mott, MedImmune’s president and chief executive officer. “Wyeth’s exit from the collaboration for FluMist returns all rights to the vaccine’s franchise to MedImmune. As soon as we receive antitrust clearance, we look forward to transitioning activities from Wyeth and implementing the development and commercialization plan we’ve been working on for the last several months. Our expectation is that the foundation we are building now with FluMist and CAIV-T, in addition to other promising programs, will help us achieve our long-term goals of reaching $2 billion in revenues by 2009.”

Subject to obtaining necessary government approval, MedImmune will assume full responsibility for all sales, marketing, manufacturing and development activities for FluMist and CAIV-T. Wyeth’s early exit from the collaboration will result in MedImmune taking a one-time charge of approximately $73 million in the second quarter to write-off unamortized intangibles associated with the termination of the collaboration agreements. During 2004, MedImmune will also record non-recurring charges of approximately $30 million for newly acquired in-process research and development (IPR&D) costs, based upon a preliminary valuation of the transaction.

As a convenience to investors, MedImmune is providing an update to its guidance. All guidance and objectives provided are projections and are based upon numerous assumptions, many of which MedImmune cannot control and that may not develop as MedImmune expects. Consequently, actual results may differ materially from the guidance and objectives described in this release. Please refer to the Disclosure Notice below.

Guidance for the Year Ending December 31, 2004

     o   Revenues: projected to range from $1.11 billion to $1.15 billion
     o   Product sales: approximately low double-digit increase over 2003
               -   Synagis: approximately 10 percent increase over 2003
               -   Ethyol: approximately 10 percent increase over 2003
     o   Total revenues associated with FluMist: $35 million to $45 million
     o   Gross margins: approximately 67 percent
     o   R&D: approximately 26 percent of product sales (or 21 percent, excluding about $40 million in non-recurring expenses and milestones associated with the Wyeth transition           activities)
     o   SG&A: approximately 36 percent of product sales
     o   Tax rate: approximately 42 percent to 43 percent (or 37 percent, excluding approximately $5 million to $7 million of non-deductible IPR&D costs)
     o   Diluted EPS: $0.06 to $0.12 (or diluted EPS of $0.42 to $0.49, excluding the estimated $30 million in non-recurring IPR&D costs; $40 million in non-recurring transition           expenses; and $73 million for the one-time charge associated with the termination of the Wyeth collaboration)

Guidance for the Quarter Ending June 30, 2004

     o    Revenues: projected to range from $90 million to $95 million
     o    Loss per share: $0.48 to $0.52 (or loss per share of $0.17 to $0.21, excluding about $27 million in non-recurring IPR&D costs; $18 million in non-recurring transition expenses;            and $73 million for the one-time charge associated with the termination of the Wyeth collaboration)

Long-Term Financial Objectives

     o    Reach approximately $2 billion in revenues in 2009
     o   Achieve five-year compound annual growth in EPS (before non-recurring IPR&D costs, non-recurring transition expenses and one-time charge) of approximately 35 percent            from the 2004 guidance range of $0.42 to $0.49

Conference Call & Webcast

MedImmune’s management will discuss the dissolution of the company’s collaborative agreements with Wyeth and the related financial impact on Tuesday, April 27, 2004 at 9:00 a.m. eastern time. A live webcast of this discussion may be accessed in the Investor Relations section of MedImmune’s website, www.medimmune.com. A replay of the webcast will also be available via our website until May 4, 2004. An audio replay of the webcast will be available, beginning at 11:00 a.m. eastern time on April 27, 2004 and ending at midnight on May 4, 2004 by calling (888) 286-8010. The passcode for the audio replay is 71209217.

About MedImmune

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), Ethyol® (amifostine), FluMist™ (Influenza Virus Vaccine Live, Intranasal), and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,800 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune and its products, visit the company’s website at www.medimmune.com.

DISCLOSURE NOTICE: This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the company’s filings with the U.S. Securities and Exchange Commission. The company is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

_________________